Filed Pursuant to Rule 424(b)(5)

Registration No. 333-255766

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, $1.00 par value per share	$2,500,000,000	$272,750

(1)

Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rules 456(b) and 457(r) of the Securities Act.

(2)

As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this prospectus supplement amendment includes $516,023,982.33 aggregate offering price of shares of common stock registered under the prospectus supplement filed by Welltower Inc. on May 4, 2021 and the registration statement on Form S-3 (File No. 333-255766) filed by Welltower Inc. on May 4, 2021, which have not been sold.

This prospectus supplement amendment includes $516,023,982.33 aggregate offering price of shares of common stock registered under the prospectus supplement filed by Welltower Inc. on May 4, 2021 and the registration statement on Form S-3 (File No. 333-255766) filed by Welltower Inc. on May 4, 2021, which have not been sold. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee previously paid in connection with such unsold shares will continue to be applied to such unsold shares. An additional amount of securities having a proposed maximum aggregate offering price of $1,983,976,017.67 are hereby registered.

AMENDMENT NO. 1

To prospectus supplement dated May 4, 2021

(To prospectus dated May 4, 2021)

$2,500,000,000

Common Stock

This prospectus supplement amendment no. 1 (this “amendment”) amends the prospectus supplement, dated May 4, 2021 (the “prospectus supplement”). This amendment should be read in conjunction with the prospectus supplement and the prospectus, dated May 4, 2021 (the “prospectus”), each of which are to be delivered with this amendment. This amendment amends only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain as is.

On July 30, 2021, we entered into an amended and restated equity distribution agreement to (1) include BNP Paribas Securities Corp., Capital One Securities, Inc., Hancock Whitney Investment Services, Inc., Regions Securities LLC and Synovus Securities, Inc. as additional sales agents, (2) remove Raymond James & Associates, Inc. and UBS Securities LLC from their role as sales agents and their affiliates’ role as forward purchasers under the equity distribution agreement, and (3) to increase the total amount of shares that may be offered and sold through any of the sales agents (acting in their capacity as our sales agents or as forward sellers) under the equity distribution agreement from $2,000,000,000 to $2,500,000,000, which amount excludes shares we have already sold pursuant to the equity distribution agreement prior to the date of this amendment. As of the date of this amendment, we have sold an aggregate of 18,531,255 shares pursuant to the distribution for gross proceeds of approximately $1,483,976,017.67.

Accordingly, each reference to the term “sales agent” or “sales agents” in the prospectus supplement is hereby amended to include BNP Paribas Securities Corp., Capital One Securities, Inc., Hancock Whitney Investment Services, Inc., Regions Securities LLC and Synovus Securities, Inc. and to exclude Raymond James & Associates, Inc. and UBS Securities LLC, and all references to “Raymond James & Associates, Inc.,” “Raymond James,” “UBS Securities LLC” and “UBS Investment Bank” in the prospectus supplement shall hereafter be deemed to be deleted. Each reference to the term “equity distribution agreement” in the prospectus supplement is hereby amended to refer to the amended and restated equity distribution agreement.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by a forward seller. We expect to physically settle each particular forward sale agreement with the relevant forward purchaser on one or more dates specified by us on or prior to the maturity date of that particular forward sale agreement, in which case we would expect to receive per share cash proceeds at settlement equal to the forward sale price under the relevant forward sale agreement as described in this amendment and the prospectus supplement. However, we may also elect to cash settle or net share settle a particular forward sale agreement, in which case we may not receive any proceeds (in the case of cash settlement) or will not receive any proceeds (in the case of net share settlement), and we may owe cash (in the case of cash settlement) or shares of common stock (in the case of net share settlement) to the relevant forward purchaser.

Sales of the shares of common stock, if any, will be made by any method permitted by law, including by means of ordinary brokers’ transactions on the New York Stock Exchange (“NYSE”) at market prices, in block transactions, or as otherwise agreed with the applicable sales agent, or by means of any other existing trading market for our common stock or to or through a market maker other than on an exchange. We will pay each of our sales agents a fee that will not exceed 1.50% of the gross sales price per share of shares sold through it as our agent under the equity distribution agreement. In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward sale price under the related forward sale agreement with the relevant forward purchaser, commissions at a mutually agreed rate that will not exceed 1.50%

of the sales prices of all borrowed shares of common stock sold during the applicable forward hedge selling period by it as a forward seller.

No sales agent is required to sell any specific number or dollar amount of shares of our common stock, but each will use its commercially reasonable efforts, as our agent or as forward seller, and subject to the terms of the equity distribution agreement, to sell the shares offered, as instructed by us or the forward purchaser, as applicable. There is no arrangement for shares to be received in an escrow, trust or similar arrangement. The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreement or (ii) the termination of the equity distribution agreement by either the sales agent or us.

Our common stock is traded on the NYSE under the symbol “WELL.” On July 29, 2021, the last reported sale price of our common stock on the NYSE was $87.73 per share.

Investing in our common stock involves risk. Before making a decision to invest in any shares, you should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page S-4 of the prospectus supplement.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this amendment or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

Baird

Barclays

BMO Capital Markets

BNP Paribas

BNY Mellon Capital Markets, LLC

BofA Securities

BOK Financial Securities, Inc.

Capital One Securities

Citigroup

Comerica Securities

Credit Agricole CIB

Deutsche Bank Securities

Fifth Third Securities

Goldman Sachs & Co. LLC

Hancock Whitney

Jefferies

J.P. Morgan

KeyBanc Capital Markets

Loop Capital Markets

Mizuho Securities

Morgan Stanley

MUFG

RBC Capital Markets

Regions Securities LLC

Scotiabank

SMBC Nikko

Stifel

Synovus

TD Securities

Truist Securities

Wells Fargo Securities

The date of this amendment no. 1 to the prospectus supplement is July 30, 2021.

Prospectus Supplement Amendment

A-i

PROSPECTUS SUPPLEMENT AMENDMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before making a decision to invest in our shares. You should read this entire amendment and the accompanying prospectus supplement and prospectus carefully, including “Risk Factors” and “Forward-Looking Statements” contained in this accompanying prospectus supplement and “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” contained in the accompanying prospectus and the financial statements and the other information incorporated by reference in this amendment and the accompanying prospectus supplement and prospectus, before making an investment decision.

About Our Company

We are an S&P 500 company headquartered in Toledo, Ohio and are driving the transformation of health care infrastructure. We invest with leading seniors housing operators, post-acute providers and health systems to fund the real estate and infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. We are a real estate investment trust (“REIT”) and own interests in properties concentrated in major, high-growth markets in the United States (“U.S.”), Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. More information is available on the Internet at www.welltower.com. The information on our website is not incorporated by reference in this amendment or the accompanying prospectus supplement or prospectus, and our web address is included as an inactive textual reference only.

Other Information

The Securities and Exchange Commission (“SEC”) maintains a website at www.sec.gov that contains our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, and all amendments thereto.

The Offering

Issuer	Welltower Inc.

Shares of Common Stock Offered	Shares having an aggregate offering price of up to $2,500,000,000

Use of Proceeds	We expect to use the net proceeds (1) from issuances and sales of our common stock through the sales agents and, (2) if any, upon the settlement of any forward sale agreements for general corporate purposes, including repayment of debt and investing in health care and seniors housing properties. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. See “Use of Proceeds” in the prospectus supplement.

New York Stock Exchange Symbol	WELL

Accounting Treatment of Forward Sales

In the event that we enter into any forward sale agreements, we expect that before the issuance of shares of our common stock, if any, upon physical or net share settlement of any forward sale agreement, the shares issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period).

Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the applicable forward sale price.

However, if we physically or net share settle a particular forward sale agreement, the delivery of shares of our common stock would result in an increase in the number of shares outstanding and dilution to our earnings per share and return on equity.

Conflicts of Interest	We expect that all of the proceeds of any shares of our common stock sold by a forward seller will be paid to the related forward purchaser, in which case such forward purchaser or its affiliate may receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Nonetheless, in accordance with FINRA Rule 5121(f), the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, the issuer of the securities in this offering, are a REIT.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into the equity distribution agreement with (i) each of Robert W. Baird & Co. Incorporated, Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., BOK Financial Securities, Inc., Capital One Securities, Inc., Citigroup Global Markets Inc., Comerica Securities, Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, Hancock Whitney Investment Services, Inc., Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Loop Capital Markets LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., Stifel, Nicolaus & Company, Incorporated, Synovus Securities, Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC as our sales agents (when acting in this capacity, individually as a “sales agent” and collectively as “sales agents”) and as forward sellers (when a sales agent is acting in this capacity, individually as a “forward seller” and collectively as “forward sellers”) and (ii) the forward purchasers relating to issuances, offers and sales of shares of our common stock, par value $1.00 per share, offered by this amendment and the accompanying prospectus supplement and prospectus. In accordance with the terms of the equity distribution agreement, up to $2,500,000,000 of our common stock may be offered and sold through any of the sales agents (acting in their capacity as our sales agents or as forward sellers).

The equity distribution agreement provides that, in addition to the issuance and sale of shares of our common stock by us through the sales agents, we also may enter into forward sale agreements under separate master forward sale agreements and related supplemental confirmations with the following sales agents or their affiliates: Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC. We refer to these entities, when acting in this capacity, individually as a “forward purchaser” and collectively as “forward purchasers.” In connection with each particular forward sale agreement, the relevant forward purchaser (or its affiliate) will, at our request, borrow from third parties and, through the relevant sales agent, sell a number of shares of our common stock equal to the number of shares of our common stock underlying the particular forward sale agreement. We refer to the sales agents, when acting as agents for forward purchasers, as “forward sellers.” In no event will the aggregate number of shares of our common stock sold through the sales agents, whether as our agent for us or as forward seller, under the equity distribution agreement and any forward sale agreements, have an aggregate sales price in excess of $2,500,000,000.

Sales of the shares of common stock, if any, will be made by any method permitted by law, including by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions, or as otherwise agreed with the applicable sales agent, or by means of any other existing trading market for our common stock or to or through a market maker other than on an exchange. As an agent, a sales agent will not engage in any transactions that stabilize the price of our common stock.

In connection with the sale of the common stock on our behalf, a sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation paid to a sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to each sales agent and each forward purchaser against certain civil liabilities, including liabilities under the Securities Act. Any sales agent and any forward purchaser may engage in transactions with, or perform other services for, us in the ordinary course of business.

If any sales agent or we have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), that party will promptly notify the other, and sales of common stock under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agent and us.

The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreement, or (ii) with respect to the equity distribution agreement, the termination of the equity distribution agreement by either the sales agent or the forward purchaser or us.

Sales Through Our Sales Agents

From time to time during the term of the equity distribution agreement, we may deliver a transaction notice to one of the sales agents relating to issuances and sales of our common stock through the sales agents, as our sales agents. Upon receipt of a transaction notice from us, and subject to the terms and conditions of the equity distribution agreement, each sales agent will use its commercially reasonable efforts to solicit offers to purchase the shares of common stock on a daily basis or as otherwise agreed upon by us and the applicable sales agent. We will designate the maximum amount of shares of common stock to be sold through each sales agent on a daily basis or otherwise as we and the applicable sales agent agree. Subject to the terms and conditions of the equity distribution agreement, the sales agent will use its commercially reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct the sales agents not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the applicable sales agents may suspend the offering of shares of common stock by notifying the other.

We will pay each of our sales agents a fee that will not exceed 1.50% of the gross sales price per share of shares sold through it as our agent under the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares. We have agreed to reimburse each sales agent for certain of its expenses in certain circumstances.

Settlement for sales of common stock will occur on the second business day (or such earlier day as is industry practice for regular-way trading) following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Sales Through Forward Sellers

From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein, we may deliver a transaction notice relating to a forward to any of the sales agents in their capacity as forward sellers. Upon receipt by a forward seller of a transaction notice from us requesting that it execute sales of shares of borrowed common stock as a forward seller in connection with one or more forward sale agreements, and subject to the terms and conditions of the equity distribution agreement and the relevant master forward sale agreement, the relevant forward seller will use commercially reasonable efforts consistent with its normal trading and sales practices to sell, the relevant shares of our common stock on such terms to hedge the relevant forward purchaser’s exposure under that particular forward sale agreement. We or the relevant forward seller may immediately suspend the offering of our common stock at any time upon proper notice to the other.

We expect that settlement between the relevant forward purchaser and forward seller of sales of borrowed shares of our common stock, as well as the settlement between the relevant forward seller and buyers of such shares of our common stock in the market, will generally occur on the second trading day following each date the sales are made. The obligation of the relevant forward seller under the equity distribution agreement to execute such sales of our common stock is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.

In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward sale price under the related forward sale agreement with the relevant forward purchaser, commissions at a mutually agreed rate that will not exceed 1.50% of the sales prices of all borrowed shares of common stock sold during the applicable forward hedge selling period by it as a forward seller. We refer to this commission rate as the forward selling commission. We have agreed to reimburse each forward seller and each forward purchaser for certain of its expenses in certain circumstances.

The forward sale price that we expect to receive upon physical settlement of a particular forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the specified daily rate less a spread and will be decreased based on amounts related to expected dividends on our common stock during the term of the particular forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the applicable forward sale price. If the market value of our common stock during the relevant valuation period under the particular forward sale agreement is above the applicable forward sale price, in the case of cash settlement, we would pay the relevant forward purchaser under that particular forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to the relevant forward purchaser a number of shares of common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement of a particular forward sale agreement. If the market value of our common stock during the relevant valuation period under that particular forward sale agreement is below the applicable forward sale price, in the case of cash settlement, we would be paid the difference in cash by the relevant forward purchaser under that particular forward sale agreement or, in the case of net share settlement, we would receive from the relevant forward purchaser a number of shares of common stock having a value equal to the difference.

The forward sale price per share under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward selling commission and (2) the volume-weighted average price per share at which the shares of borrowed common stock were sold pursuant to the equity distribution agreement by the relevant forward seller. Thereafter, the forward sale price will be subject to adjustment as described below.

In the event that we enter into any forward sale agreements, we expect that before the issuance of shares of our common stock, if any, upon physical or net share settlement of any forward sale agreement, the shares issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period).

Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share, except during periods when the average market price of our common stock is above the applicable forward sale price.

Except under limited circumstances described below, we have the right to elect physical, cash or net share settlement under any forward sale agreement. Although we expect to settle any forward sale agreement entirely by delivering shares of our common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle a particular forward sale agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of our common stock underlying a particular forward sale agreement.

If we elect to physically settle any forward sale agreement by issuing and delivering shares of our common stock, we will receive an amount of cash from the relevant forward purchaser equal to the product of the forward sale price per share under that particular forward sale agreement and the number of shares of our common stock underlying the particular forward sale agreement. In the event that we elect to cash settle or net share settle, the settlement amount will be generally related to (1) (a) the average of the volume-weighted average price of our common stock on each exchange business day during the relevant valuation period under the particular forward sale agreement minus (b) the applicable forward sale price; multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to cash settlement or net share settlement, as applicable. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount (in the case of cash settlement) or deliver to us a number of shares of our common stock having a value equal to the absolute value of such amount (in the event of net share settlement). If this settlement amount is a positive number, we will pay the relevant forward purchaser that amount (in the case of cash settlement) or deliver to the relevant forward purchaser a number of shares of our common stock having a value equal to such amount (in the event of net share settlement). In connection with any cash settlement or net share settlement, we would expect the relevant forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to third-party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of that particular forward sale agreement. The purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common stock to increase over time (or prevent a decrease over time), thereby increasing the amount of cash we owe to the relevant forward purchaser (or decreasing the amount of cash that the relevant forward purchaser owes us) upon cash settlement or increasing the number of shares of our common stock that we are obligated to deliver to the relevant forward purchaser (or decreasing the number of shares of our common stock that the relevant forward purchaser is obligated to deliver to us) upon net share settlement of the particular forward sale agreement. See “Risk Factors—Risks Arising from Forward Sale Agreements” in the prospectus supplement.

If we enter into one or more forward sale agreements, the relevant forward purchaser will have the right to accelerate that particular forward sale agreement (with respect to all or any portion of the transaction under that particular forward sale agreement that the relevant forward purchaser determines is affected by such event) and, in certain cases, require us to settle on a date specified by the relevant forward purchaser if:

•	the relevant forward purchaser is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to that particular forward sale agreement;

•

the relevant forward purchaser determines that it is unable, after using commercially reasonable efforts, to continue to borrow a number of shares of our common stock equal to the number of shares of common stock underlying that particular forward sale agreement or that, with respect to borrowing such number of shares of common stock, it would incur a cost that is greater than the stock borrow cost specified in that particular forward sale agreement;

•

a termination event occurs as a result of us declaring a dividend or distribution on our common stock with a cash value in excess of a specified amount per calendar quarter, or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend;

•

an extraordinary event (including certain mergers and tender offers and the delisting of our common stock) occurs or our board of directors votes to approve or there is a public announcement of certain actions that, if consummated, would constitute such an extraordinary event;

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into that particular forward sale agreement, our bankruptcy or a change in law; or

•	certain ownership thresholds applicable to the relevant forward purchaser or its affiliates are or would be exceeded.

A relevant forward purchaser’s decision to exercise its right to accelerate the settlement of a particular forward sale agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver shares of common stock under the physical settlement provisions of that particular forward sale agreement or, if we so elect and the forward purchaser so permits our election, net share settlement provisions of that particular forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement. See “Risk Factors—Risks Arising from Forward Sale Agreements” in the prospectus supplement.

Relationship with Sales Agents and Forward Purchasers

The sales agents and the forward purchasers (and their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain sales agents, forward sellers, and forward purchasers (and their respective affiliates) provide, have provided or may in the future provide commercial banking, financial advisory and investment banking services to us for which they receive fees. Affiliates of certain sales agents and forward purchasers are lenders under our primary unsecured credit facility. Also, Bank of America, N.A., an affiliate of BofA Securities, Inc., is a co-syndication agent, and BofA Securities, Inc. is a U.S. joint lead arranger, a Canadian joint lead arranger and a joint book runner under our primary unsecured credit facility.

We expect that all of the proceeds of any shares of our common stock sold by a forward seller will be paid to the related forward purchaser, in which case such forward purchaser or its affiliate may receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Nonetheless, in accordance with FINRA Rule 5121(f), the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, the issuer of the securities in this offering, are a REIT.

In the ordinary course of their various business activities, the sales agents and the forward purchasers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The sales agents and the forward purchasers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Robert W. Baird & Co. Incorporated may pay an unaffiliated entity or its respective affiliate, who is also a lender under our primary unsecured credit facility, a fee in connection with this offering.

Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated entity or its affiliate, who is also a lender under our credit facility, a fee in connection with this offering.

LEGAL MATTERS

Certain legal matters regarding the shares offered hereby and certain tax matters will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Sidley Austin LLP, New York, New York, will act as counsel to the sales agents and forward purchasers from time to time represents us on a variety of matters unrelated to this offering.